Exhibit 99.1

bluebird bio Announces First Patient Treated with bb2121 in CRB-401 Phase 1 Study in Patients with Relapsed/Refractory Multiple Myeloma

Celgene has agreed to exercise its option to exclusively license bb2121 under global strategic collaboration bluebird bio to receive $10 million option exercise payment from Celgene

Cambridge, MA, February 17, 2016 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic diseases and T cell-based immunotherapies for cancer, announced treatment of the first patient in a Phase 1 study of its product candidate bb2121 in patients with relapsed/refractory multiple myeloma. bb2121 is a chimeric antigen receptor T cell (CAR T) therapy targeting B cell maturation antigen (BCMA), and bluebird bio is developing bb2121 in collaboration with Celgene Corporation. bluebird bio also announced today that Celgene has exercised its option to exclusively license bb2121, under the terms of the collaboration agreement between the two companies.

“bb2121 is bluebird bio’s first oncology program to enter the clinic, and the treatment of this first patient marks an important milestone for us as we build a broad, fully integrated T cell immunotherapy franchise,” said Nick Leschly, chief bluebird. “We are pleased that Celgene has exercised their option to license bb2121. We believe our combined manufacturing, development and commercial expertise will enable us to rapidly advance bb2121 through clinical trials.”

“Despite many recent advances in the field, multiple myeloma remains incurable, with almost all patients becoming refractory to therapy eventually,” said James N. Kochenderfer, M.D., National Cancer Institute, an investigator for the CRB-401 study. “BCMA is one of the most exciting targets in multiple myeloma, and we are eager to explore the potential of bb2121 to become an important new treatment option for patients living with multiple myeloma.”

bluebird bio and Celgene amended and restated their collaboration agreement in June 2015 to focus on developing product candidates targeting BCMA during a three-year collaboration term. By exercising its exclusive option under the terms of the agreement, Celgene will be responsible for worldwide development and commercialization of bb2121 after Phase 1. bluebird bio is responsible for the development of bb2121 through the completion of the CRB-401 Phase 1 study and has an option to share in the development, promotion and profits in the United States. bluebird bio will receive a $10 million option exercise payment from Celgene, and bluebird bio is also eligible to receive specified development and regulatory and commercial milestone payments and royalty payments on net sales.

About the CRB-401 Study

The primary objective of the CRB-401 study is to evaluate the maximum tolerated dose of bb2121 and determine the recommended Phase 2 dose. The secondary objective is patient response, measured using the International Myeloma Working Group (IMWG) Response Criteria for Multiple Myeloma. The first portion of the study includes a dose-escalation phase in which cohorts of patients will receive ascending doses of bb2121 to determine the maximum tolerated dose and establish a recommended Phase 2 dose. The second portion of the study is a dose expansion phase where patients will receive bb2121 to further evaluate the safety, tolerability and clinical activity at the recommended Phase 2 dose.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio’s gene therapy clinical programs include its Lenti-D™ product candidate, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of cerebral adrenoleukodystrophy, and its LentiGlobin® BB305 product candidate, currently in three clinical studies for the treatment of transfusion-dependent ß-thalassemia, also known as ß-thalassemia major, and severe sickle cell disease. bluebird bio’s oncology pipeline is built upon the company’s leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio’s lead oncology program, bb2121, is an anti-BCMA CAR T program partnered with Celgene. bb2121 is currently being studied in a Phase 1 trial for the treatment of relapsed/refractory multiple myeloma. bluebird bio also has discovery research programs utilizing megaTALs/homing endonuclease gene editing technologies with the potential for use across the company’s pipeline.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington, and Paris, France.

LentiGlobin and Lenti-D are trademarks of bluebird bio, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the clinical and market potential of the Company’s anti-BCMA oncology program, including its bb2121 product candidate. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to,  the risk that the preclinical efficacy and safety data for our bb2121 product candidate will not be observed in the CRB-401 clinical study, the risk of cessation or delay of any of the ongoing or planned clinical studies and/or our development of our product candidates, the risk of a delay in the enrollment of patients in our clinical studies, the risk that our collaboration with Celgene Corporation will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Contact:

bluebird bio, Inc.

Manisha Pai, 617-245-2107

mpai@bluebirdbio.com

or

Pure Communications, Inc.

Dan Budwick, 973-271-6085